As filed with the Securities and Exchange Commission on February 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

CATAPULT COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	3670	77-0086010

(State of incorporation)	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
	Classification Code Number)

160 South Whisman Road
Mountain View, California 94041
(650) 960-1025
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard A. Karp
Chairman and Chief Executive Officer
Catapult Communications Corporation
160 South Whisman Road
Mountain View, California 94041
(650) 960-1025
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry P. Massey, Jr., Esq.
Douglas H. Collom, Esq.
Colin McC. Breeze, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering	Proposed Maximum	Amount of
Securities to be Registered	Registered	Price Per Share (1)	Aggregate Offering Price	Registration Fee

Primary Offering:
Common Stock, par value $0.001	1,000,000	$21.25	$21,250,000	$2,692.38
Secondary Offering:
Common Stock	3,025,000	$21.25	$64,281,250	$8,144.44

Total Primary and Secondary Offerings	4,025,000	$21.25	$85,531,250	$10,836.82

(1)	Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the registrant’s common stock on the Nasdaq National Market on February 5, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

(Subject to completion, dated February 9, 2004)

PROSPECTUS

1,000,000 Shares
CATAPULT COMMUNICATIONS CORPORATION
Common Stock

2,500,000 Shares of Common Stock
Offered by Selling Stockholders

     We may sell up to 1,000,000 shares of our common stock under this prospectus. In addition, the selling stockholders named in this prospectus may sell up to 2,500,000 shares of our common stock. The shares of common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

     This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement, which will describe the terms of the specific offering. We urge you to read carefully this prospectus and the accompanying prospectus supplement before you make your investment decision.

     Our common stock is listed on the Nasdaq National Market under the symbol “CATT”. On February 6, 2004, the last sale price of our common stock was $22.49 per share.

     THIS OFFERING INVOLVES MATERIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated        , 2004

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES TO BE REGISTERED
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3

About This Prospectus	2
Forward-Looking Statements	2
The Company	4
Risk Factors	4
Use of Proceeds	11
Selling Stockholders	11
Plan of Distribution	12
Description of Securities to be Registered	15
Legal Matters	16
Experts	16
Where You Can Find More Information	17
Information Incorporated By Reference	17

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of 1,000,000 shares of our common stock in one or more offerings. In addition, the selling stockholders named in this prospectus may sell up to 2,500,000 shares of our common stock. An additional 525,000 shares of our common stock have been registered for sale in connection with an over-allotment option if such an option is granted to any underwriters that may be utilized in connection with a specific offering. Each time we and/or the selling stockholders offer common stock, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.”

     Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” “the registrant” and “Catapult” refer to Catapult Communications Corporation, a Nevada corporation, and not to the selling stockholders.

FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our business or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements include, in particular, statements about our plans, strategies, prospects, changes and trends in our business and the markets in which we operate as described in this prospectus, the documents incorporated herein by reference and any supplement to this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions.

     Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section of this prospectus entitled “Risk Factors” as well as in other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we subsequently incorporate by reference in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise

     We caution the reader that the risk factors contained in or incorporated into this prospectus may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. In addition, management’s estimates of future operating results are based on our current business, which is constantly subject to change.

THE COMPANY

     We design, develop, manufacture, market and support advanced software-based test systems offering integrated suites of testing applications for the global telecommunications industry. Our DCT, MGTS and LANCE products are digital communications test systems designed to enable equipment manufacturers and network operators to deliver complex digital telecommunications equipment and services more quickly and cost-effectively, while helping to ensure interoperability and reliability. Our advanced software and hardware assist customers in the design, integration, installation and acceptance testing of a broad range of digital telecommunications equipment and services. We market our products worldwide through both a direct sales force and distributors to industry leaders such as AT&T Wireless Services, Inc., Alcatel, Bellsouth Corporation, Fujitsu Limited, LM Ericsson, Evolium SAS, Lucent Technologies, Inc., Motorola, Inc., NEC Corporation, Nextel Communications, Inc., Nippon Telephone and Telegraph, Nokia Corporation, Nortel Networks Limited, NTT DoCoMo, Inc. and Siemens AG.

     Our principal executive offices are located at 160 South Whisman Road, Mountain View, California 94041, and our telephone number at that address is (650) 960-1025.

RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our securities. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks and you could lose all or part of your investment.

Risks Related to Our Business

Our quarterly operating results may fluctuate significantly, and this may result in volatility in the market price of our common stock.

     We have experienced, and anticipate that we will continue to experience, significant fluctuations in quarterly revenues and operating results. Our revenues and operating results are relatively difficult to forecast for a number of reasons, including:

•	the variable size and timing of individual purchases by our customers;

•	seasonal factors that may affect capital spending by customers, such as the varying fiscal year ends of customers and the reduction in business during the summer months, particularly in Europe;

•	the relatively long sales cycles for our products;

•	competitive conditions in our markets;

•	exchange rate fluctuations;

•	the timing of the introduction and market acceptance of new products or product enhancements by us and by our customers, competitors and suppliers;

•	costs associated with developing and introducing new products;

•	product life cycles;

•	changes in the level of operating expenses relative to revenues;

•	product defects and other quality problems;

•	customer order deferrals in anticipation of new products;

•	supply interruptions;

•	changes in global or regional economic conditions or in the telecommunications industry;

•	delays in purchasing decisions or customer orders due to customer consolidation;

•	the ability to hire sales and technical personnel;

•	changes in the mix of products sold; and

•	changes in the regulatory environment.

     Our revenues in any period generally have been, and may continue to be, derived from relatively small numbers of sales and service transactions with relatively high average revenues per order. Therefore, the loss of any orders or delays in closing such transactions could have a more significant impact on our quarterly revenues and results of operations than on those of companies with relatively high volumes of sales or low revenues per order. Our products generally are shipped within 15 to 45 days after orders are received. As a result, we generally do not have a significant backlog of orders, and revenues in any quarter are substantially dependent on orders booked, shipped and installed in that quarter.

     Most of our costs, including personnel and facilities costs, are relatively fixed; and our operating expenses are based on anticipated revenue. As a result, a decline in revenue from even a limited number of transactions, failure to achieve expected revenue in any quarter or unanticipated variations in the timing of recognition of specific revenues can cause significant variations in our quarterly operating results and could result in losses. We believe, therefore, that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance.

     Due to the factors described above, as well as other unanticipated factors, it is possible that in some future quarter our results of operations could fail to meet the expectations of public market analysts or investors. If this occurs, the price of our common stock may fall.

Historically, our revenues have been dependent upon a few significant customers, the loss of one or more of which could significantly reduce our revenues.

     Our customer base is highly concentrated, and a relatively small number of companies have accounted for substantially all of our revenues to date. In our fiscal year ended September 30, 2003, our top five customers represented approximately 50% of total revenues. We expect that we will continue to depend upon a relatively limited number of customers for substantially all of our revenues in future periods, although no customer is presently obligated either to purchase a specific amount of products or to provide us with binding forecasts of purchases for any period. If we were to lose a significant customer or if a significant customer were to reduce, delay or cancel its orders, our operating results could be seriously harmed.

Our business is dependent on our customers outsourcing their telecommunications testing needs, and our business could be harmed if the market for outsourced testing solutions declines or fails to grow.

     Our success will depend on continued growth in the market for telecommunications test systems and services and the continued commercial acceptance of our products as a solution to address the testing requirements of telecommunications equipment manufacturers and network operators. While most of our present and potential customers have the technical capability and financial resources to produce their own test systems and perform test services internally, to date, many have chosen to outsource a substantial proportion of their test system and service requirements. Our customers may not continue, and potential new customers may not choose, to outsource any of their test systems and service requirements. If the market for telecommunications test systems and services, or the demand for outsourcing, declines or fails to grow, or if our products and services are not widely adopted as a telecommunications test solution, our business, financial condition and operating results could be seriously harmed.

If we do not effectively manage our growth, our business and operating results could be adversely affected.

     Our growth has placed, and is expected to continue to place, significant demands on our management, administrative and operational resources. To manage expansion effectively, we need to continue to develop and improve our operational and financial systems, sales and marketing capabilities and expand, train, retain, manage and motivate our employee base. Our systems, procedures or controls may not be adequate to support our operations and our management may not be able to successfully exploit future market opportunities or successfully manage our relationships with customers and other third parties. We may not continue to grow and, if we do, we may not effectively manage such growth. Any failure to manage growth could have an adverse effect on our business, financial condition and results of operations.

We face foreign business, political and economic risks because a significant portion of our sales is to customers outside the United States.

     We derive a significant percentage of our revenues from customers outside of North America, and we maintain operations in six other countries. International sales and operations are subject to inherent risks, including:

•	longer customer payment cycles;

•	greater difficulty in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	changes in regulatory requirements or in economic or trade policy;

•	costs related to localizing products for foreign countries;

•	potentially weaker protection for intellectual property in certain foreign countries;

•	the burden of complying with a wide variety of foreign laws and practices, tariffs and other trade barriers; and

•	potentially adverse tax consequences, including restrictions on repatriation of earnings.

     During the last three fiscal years, a significant portion of our international sales has been to customers in Japan. If economic conditions in Japan remain weak, our business, financial condition and results of operations could be materially adversely affected. In addition to our existing overseas operations, we expect to open an office in China in 2004. An inability to obtain necessary regulatory approvals in foreign markets on a timely basis could also have an adverse effect on our business, financial condition and results of operations.

     A significant portion of our sales, including all our sales in Japan, is denominated in local currencies. Although we currently engage in hedging transactions with respect to receivables resulting from some inter-company sales, we may not continue to do so and our hedging activities may not be successful. Fluctuations in foreign currency exchange rates may contribute to fluctuations in our operating results. For example, changes in foreign currency exchange rates could adversely affect the revenues, net income, earnings per share and cash flow of our operations in affected markets. Similarly, such fluctuations may cause us to raise prices, which could affect demand for our products and services. In addition, if exchange or price controls or other restrictions are imposed in countries in which we do business, our business, financial condition and operating results could be seriously harmed.

We may not be able to achieve the anticipated benefits of any acquisitions we may make of other companies, products or technologies.

     As part of our business strategy, we acquired Tekelec’s Network Diagnostics Business in 2002, and we may make further acquisitions of, or significant investments in, companies, products or technologies that we believe are complementary. Currently, no such acquisitions or investments are pending. Any such transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among others:

•	difficulties associated with assimilating the personnel and operations of acquired companies;

•	potential disruption of our ongoing business;

•	distraction of management and other resources;

•	integration of personnel and technology of an acquired company;

•	difficulties in evaluating the technology of a potential target;

•	inability to motivate and retain new personnel;

•	maintenance of uniform standards, controls, procedures and policies; and

•	impairment of relationships with employees and clients as a result of the integration of new management personnel.

     We have limited experience in assimilating acquired companies or product lines into our operations. We may not be successful in overcoming these risks or any other problems encountered in connection with any such future acquisitions. Furthermore, any future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could seriously harm our business, financial condition and operating results or decrease the value of our common stock.

We face intense competition in our markets from more established test solutions providers, and if we are unable to compete successfully we may not be able to maintain or grow our business.

     The market for our products is highly competitive. A number of our competitors are better known and have substantially greater financial, technological, production and marketing resources than we do. While we believe that the price/performance characteristics of our products are competitive, competition in the markets for our products could force us to reduce prices. Any material reduction in the price of our products without corresponding decreases in manufacturing costs and increases in unit volume would negatively affect our gross margins. Increased competition for our products that results in lower product sales could also adversely impact our upgrade sales. Our ability to maintain our competitive position will depend upon, among other factors, our success in anticipating industry trends, investing in product research and development, developing new products with improved price/performance characteristics and effectively managing the introduction of new products into targeted markets.

Our success depends on the continued growth of the telecommunications industry and increased use of our test solutions, and lack of growth in this industry.

     Our future success is dependent upon the continued growth of the telecommunications industry. The global telecommunications industry is evolving rapidly, and it is difficult to predict its potential growth rate or future trends in technology development. The deregulation, privatization and economic globalization of the worldwide telecommunications market that have resulted in increased competition and escalating demand for new technologies and services may not continue in a manner favorable to us or our business strategies. In addition, the growth in demand for Internet services and the resulting need for high speed or enhanced telecommunications equipment may not continue at its current rate or at all.

     Our future success depends upon the increased utilization of our test solutions by network operators and telecommunications equipment manufacturers. Industry-wide network equipment and infrastructure development driving the demand for our products and services may be delayed or prevented by a variety of factors, including cost, regulatory obstacles or the lack of or reduction in consumer demand for advanced telecommunications products and services. Telecommunications equipment manufacturers and network operators may not develop new technology or enhance current technology. Further, any such new technology or enhancements may not lead to greater demand for our products or services.

Our business could be harmed if we were to lose the services of one or more members of our senior management team, or if we are unable to attract and retain qualified personnel.

     Our future growth and success depends to a significant extent upon the continuing services of our executive officers and other key employees. We do not have long-term employment agreements or non-competition agreements with any of our employees. Competition for qualified management and other high-level telecommunications industry personnel is intense, and we may not be successful in attracting and retaining qualified personnel. If we lose the services of any key employees, we may not be able to manage our business successfully or achieve our business objectives.

     Our success also depends on our ability to identify, attract and retain qualified technical, sales, finance and management personnel. We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, our revenues and product development efforts could be harmed.

Our ability to deliver products that meet customer demand is dependent on our ability to meet new and changing requirements for telecommunications test systems and services.

     The market for telecommunications test systems and services is subject to rapid technological change, evolving industry standards, rapid changes in customer requirements and frequent product and service introductions and enhancements. Our future success will depend in part on our ability to anticipate and respond to these changes by enhancing our existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and services that address the needs of our customer base. We may not be successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards or that adequately meet new market demands. In addition, because of the rapid technological change characteristic of the telecommunications industry, we may be required to support legacy systems used by our customers. As a result, this may place additional demands on our personnel and other resources and may require us to maintain an inventory of otherwise obsolete components.

     Our test systems currently operate only on Sun Microsystems’s Solaris and the Linux operating systems. Our current and prospective customers may require other operating systems, such as Windows 2000 or Windows XP, to be used in their telecommunications test systems or may require the integration of other industry standards. We may not be able to successfully adapt our products to such operating systems on a timely or cost-effective basis, if at all. Our failure to respond to rapidly changing technologies and to develop and introduce new products and services in a timely manner could adversely affect our operations and overall profitability.

     Our success will depend in part on whether a large number of telecommunications equipment manufacturers and network operators purchase our products and services. Because the telecommunications market is rapidly evolving, it is difficult to predict the future success of products and services in this market. The customers in this market use products from a number of competing suppliers for various testing purposes, and there has not been broad adoption of the products of one company. Our current or future products or services may not achieve widespread acceptance among telecommunications equipment manufacturers, network operators or other potential customers. In addition, our competitors may develop solutions that could render our products obsolete or uncompetitive. In the event the telecommunications industry does not broadly adopt our products or services or does so less rapidly than we expect, or in the event our products are rendered obsolete or uncompetitive by more advanced solutions, our business, financial condition and operating results could be seriously harmed.

Many of our suppliers are sole source or single source suppliers, and our inability to obtain adequate amounts of components from these suppliers could harm our business.

     We purchase many key components, including certain microprocessors, workstations, bus interface and other chips, connectors and other hardware, from the sole supplier of a particular component. For other components, even though multiple vendors may exist, we may purchase components from only a single source. We do not have any long-term supply agreements with these vendors to ensure uninterrupted supply of these components. If our supply of a key component is reduced or interrupted, we might require a significant amount of time to qualify alternative suppliers and receive an adequate flow of replacement components. We may also need to reconfigure our products to adapt to new components, which could entail substantial time and expense. In addition, the process of manufacturing certain of these components is extremely complex, and our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations. These could negatively affect cost and timely delivery of our products. We have in the past experienced supply problems as a result of the financial or operational difficulties of our suppliers, shortages and discontinuations resulting from component obsolescence. Although to date we have not experienced material delays in product deliveries to our customers resulting from supply problems, such problems may recur or, if such problems do recur, we may not find satisfactory solutions. If we are unable to obtain adequate amounts of fully functional components or are otherwise required to seek alternative sources of supply, our relationship with our customers and our results of operations could be harmed.

We depend on a limited number of independent manufacturers, which reduces our ability to control our manufacturing process.

     We rely on a limited number of independent manufacturers, some of which are small, privately held companies, to provide certain assembly services to our specifications. We do not have any long-term supply agreements with any third-party manufacturer. If our assembly services are reduced or interrupted, our business, financial condition and results of operations could be adversely affected until we are able to establish sufficient assembly services supply from alternative sources. Alternative manufacturing sources may not be able to meet our future requirements, and existing or alternative sources may not continue to be available to us at favorable prices.

The high level of complexity and integration of our products increases the risk of latent defects, which could damage customer relationships and increase our costs.

     Our complex products may contain undetected errors or “bugs,” particularly when first introduced or when new versions are released. Errors may be found in future releases of our software. In addition, any such errors may generate adverse publicity, impair the market acceptance of these products, create customer concerns or adversely affect operating results due to product returns, the costs of generating corrective releases or otherwise.

We face exposure to product liability claims, which if successful could harm our business.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions, particularly since we sell a majority of our products internationally. Although we have not experienced any product liability claims to date, our sale and support of products may entail the risk of such claims. We may be subject to such claims in the future. A successful product liability claim brought against us could have a material adverse effect upon our business, financial condition and results of operations. If we fail to maintain adequate product liability insurance and if we were to lose a large uninsured claim, then such a loss could significantly harm our business, financial condition and operating results.

Our success is dependent on our ability to protect our intellectual property, and our failure to protect our intellectual property could have a significant adverse impact on our business.

     Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. To date, we have generally not sought patent protection for our proprietary technology. Patent protection may become more significant in our industry in the future. Likewise, the measures we undertake may not be adequate to protect our proprietary technology. To date, we have federally registered certain of our trademarks or copyrights. Our practice is to affix copyright notices on software, hardware and product literature in order to assert copyright protection for these works. The lack of federal registration of all of our trademarks and copyrights may have an adverse effect on our intellectual property rights in the future. Additionally, we may be subject to further risks as we enter into transactions in countries where intellectual property laws are unavailable, do not provide adequate protection or are difficult to enforce. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

We could become subject to litigation regarding intellectual property, which could divert management attention, be costly to defend and prevent us from using or selling the challenged technology.

     The telecommunications industry is characterized by a relatively high level of litigation based on allegations of infringement of proprietary rights. While to date we have not been subject to claims of infringement or misappropriation of intellectual property by third parties, third parties may assert infringement claims against us. In addition, an assertion of infringement may result in litigation in which we may not prevail. Furthermore, any such claims, with or without merit, could result in substantial cost to us and diversion of our personnel. In addition, infringement claims may require us to develop new technology or require us to enter into royalty or licensing arrangements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us. Because we do not rely on patents to protect our technology, we will not be able to offer a license for patented technology in connection with any settlement of patent infringement lawsuits. If a claim of infringement or misappropriation against us were successful and we fail or are unable to develop non-infringing technology or license any infringed, misappropriated or similar technology at a reasonable cost, our business, financial condition and results of operations would be adversely affected. In addition, we indemnify our customers against claimed infringement of patents, trademarks, copyrights and other proprietary rights of third parties. Any requirement for us to indemnify a customer may significantly harm our business, financial condition and operating results.

Our success depends on the timely development and introduction of new products.

     Our future success will depend in part on our ability to anticipate and respond to changing industry standards and customer requirements by enhancing our existing products and services. We may need to develop and introduce, on a timely and cost-effective basis, new products, features and services that address the needs of our customer base. We may not be successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards or that adequately meet new market demands.

Risks Related to Our Stock and the Offering

Sales of substantial amounts of our common stock by our major stockholders and others could adversely affect the market price of our common stock

     Sales of substantial numbers of shares of common stock by our major stockholders in the public market could harm the market price for our common stock. As of January 31, 2004, Richard A. Karp, our Chief Executive Officer and Chairman of the Board, owned, directly or as trustee for his children, 3,651,463 shares of our common stock. At that date, Nancy H. Karp, one of our directors, owned, directly or as trustee for her children, 2,115,875 shares of our common stock. These shares are eligible for resale into the public market within the restrictions imposed by Rule 144 under the Securities Act of 1933. Sales of a significant amount of these shares could adversely affect the market price for our common stock.

     In addition, as a result of the acquisition of Tekelec’s Network Diagnostics Business in 2002, in which Tekelec received convertible promissory notes that are convertible into shares of our common stock, Tekelec has the right to acquire 1,081,250 shares of our common stock. Tekelec also has certain contractual rights to require us to register these shares with the Securities and Exchange Commission for resale into the public market. If Tekelec does not sell all of its shares pursuant to this offering, these shares would also be eligible for resale into the public market within the restrictions imposed by Rule 144 under the Securities Act of 1933 or by exercising in the future their contractual rights to register their shares.

Our stock has been and will likely continue to be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control.

     In recent years, the stock market in general and the market for technology stocks in particular, including our common stock, have experienced extreme price fluctuations. The market price of our common stock may be significantly affected by various factors such as:

•	quarterly variations in our operating results;

•	changes in our revenue growth rates as a whole or for specific geographic areas or products;

•	changes in earning estimates by market analysts;

•	the announcements of new products or product enhancements by us or our competitors;

•	speculation in the press or analyst community; and

•	general market conditions or market conditions specific to particular industries.

     The market price of our common stock may experience significant fluctuations in the future.

Our principal stockholder effectively has the ability to take action that may adversely affect our business, our stock price and our ability to raise capital

     As of January 31, 2004, Dr. Richard A. Karp beneficially owned 5,808,091 shares or approximately 45% of our common stock outstanding, which includes 2,054,547 shares beneficially owned as of January 31, 2004 by Ms. Nancy H. Karp. Dr. Karp has voting control through a voting trust, but not dispositive power, with respect to the shares beneficially owned by Ms. Karp. As a result, Dr. Karp may have the ability to effectively control matters requiring approval by our stockholders, including the election of directors. Such a concentration of ownership and voting power may have the effect of delaying or preventing a change in the control of our company.

We have broad discretion in how we use the net proceeds to us from this offering, and we may not use these proceeds in a manner desired by our stockholders.

     The principal purposes of this offering are to obtain additional working capital, facilitate future access to public capital markets, provide liquidity to existing stockholders, enhance our ability to acquire other businesses or technologies and attract and retain key personnel. The anticipated net proceeds to us from this offering have not been designated for specific uses. Accordingly, our management will have broad discretion with respect to the use of these funds.

Provisions in our charter documents and Nevada law could prevent or delay a change in the control of our company and may reduce the market price of our common stock.

     Nevada law, our articles of incorporation and our bylaws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of our common stock. In addition, our board of directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences that may be superior to those of the common stock and that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock or rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.

USE OF PROCEEDS

     Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes, including (but not limited to) working capital, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We will not receive any proceeds from any sales by the selling stockholders of their shares of common stock. Additional information on the use of proceeds from the sale of common stock offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering. Our management will have broad discretion to allocate the proceeds from this offering to uses that it believes are appropriate.

SELLING STOCKHOLDERS

     We are registering shares of common stock covered by this prospectus for resale by our two largest stockholders, Richard A. Karp and Nancy H. Karp, and by Tekelec. Tekelec has the right to convert promissory notes issued by one of our subsidiaries into 1,081,250 shares of our common stock. The term “selling stockholders” refers to these three parties, along with any pledgees, donees, transferees, heirs or other successors in interest who may later hold the selling stockholders’ interests who are selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

     The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders as of January 31, 2004.

	Shares Beneficially Owned			Number of Shares Which	Shares Beneficially Owned
	Prior to Offering(1)			May Be Sold	After Offering(1)
				Pursuant to This
Name of Selling Stockholder	Number		Percentage	Prospectus (2)	Number	Percentage

Richard A. Karp (3)	5,808,091	(4)	44.61%
Nancy H. Karp (5)	2,119,936	(4)(6)	16.41%
Tekelec (7)	1,081,250		7.72%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days after January 31, 2004 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each selling stockholder has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages of beneficial ownership are based on 12,916,462 shares of our common stock outstanding as of January 31, 2004.

(2)	The registration statement of which this prospectus is a part also covers any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(3)	Dr. Richard A. Karp founded Catapult in 1985 and has served as our Chief Executive Officer and Chairman of the Board since inception and as President from inception to May 2000.

(4)	Includes, in the case of Dr. Karp, 2,054,547 shares beneficially owned by Ms. Nancy H. Karp with respect to which Dr. Karp has sole voting power pursuant to a Voting Trust Agreement. Under such Agreement, Ms. Karp placed all shares of our common stock that she owned into a voting trust of which Dr. Karp is the trustee. Ms. Karp also agreed to place shares that she may acquire in the future into the trust. Ms. Karp has the ability to sell the shares subject to the voting trust, which would terminate the voting trust as to any shares sold. The voting trust will expire in June 2013 unless sooner terminated by Dr. Karp’s resignation as trustee, his death or permanent disability, or sale or merger of Catapult. Dr. Karp and Ms. Karp were divorced in 1998.

Also includes, in the case of Dr. Karp, (i) 78,330 shares held by trusts for the benefit of Dr. Karp’s children of which Dr. Karp is a trustee and (ii) 102,081 shares of common stock issuable upon exercise by Dr. Karp of stock options exercisable within 60 days after January 31, 2004.

(5)	Ms. Nancy H. Karp has served as one of our directors since our inception and served as our Treasurer from inception to September 1997 and as our Secretary from inception to October 2002. From 1998 until 2002, she served as a consultant to Catapult.

(6)	Includes 61,328 shares held by trusts for the benefit of Ms. Karp’s children of which Ms. Karp is a trustee. Also Includes 4,061 shares of common stock issuable upon exercise by Ms. Karp of stock options exercisable within 60 days after January 31, 2004.

(7)	These shares are issuable upon conversion of outstanding convertible promissory notes issued to Tekelec by one of our subsidiaries in connection with our acquisition of Tekelec’s Network Diagnostics Business in August 2002. These notes have an aggregate principal amount of $17,300,000, mature on August 30, 2004, and have a conversion price of $16.00 per share, subject to adjustment for certain events.

     In addition to sales pursuant to this prospectus, each selling stockholder may sell, transfer or otherwise dispose of all or a portion of the shares owned by such selling stockholder in a transaction or a series of transactions exempt from the registration requirements of the Securities Act of 1933, including transactions pursuant to Rule 144 under the Securities Act of 1933.

PLAN OF DISTRIBUTION

     We may sell shares of our common stock, and the selling stockholders may sell shares of our common stock, through underwriters, agents, dealers, or directly to one or more purchasers. Any participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers. We and the selling stockholders may distribute the common stock from time to time in one or more transactions, including block transactions and transactions on The Nasdaq National Market or any other organized market where the common stock may be traded. The common stock may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

     We may permit the selling stockholders or their transferees, pledgees, donees, heirs or other successors to sell our common stock pursuant to this prospectus in conjunction with an offering by us. If selling stockholders sell our common stock pursuant to this prospectus, a prospectus supplement, if required, will set forth information required by the SEC rules and regulations regarding the selling stockholders. The selling stockholders may also resell all or a portion of their common stock in reliance upon Rule 144 under the Securities Act of 1933, including where appropriate pursuant to written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934.

     The prospectus supplement for the common stock we and/or the selling stockholders sell will describe that offering, including:

•	the identity of any underwriters, dealers or agents who purchase common stock, as required;

•	the amount of common stock sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;

•	the place and time of delivery for the common stock being sold;

•	whether or not the common stock will trade on The Nasdaq National Market or any securities exchanges;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of common stock.

Use of Underwriters, Agents and Dealers

     We and/or the selling stockholders may offer the common stock to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling stockholders will execute an underwriting agreement with those underwriters relating to the common stock to be sold and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of the securities subject to the underwriting agreement if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

     We and/or the selling stockholders may authorize underwriters to solicit offers by institutions to purchase the common stock subject to the underwriting agreement at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling stockholders sell common stock under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Underwriters may sell the common stock to or through dealers. Alternatively, we and/or the selling stockholders may sell the common stock with this prospectus directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such common stock to the public at varying prices to be determined by the dealers at the time of the resale.

     We and/or the selling stockholders may also sell the common stock offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of the common stock who may be deemed to be an underwriter under the federal securities laws, and describe in the prospectus supplement any commissions or discounts payable by us and/or the selling stockholders to these agents. Any such agents will be obligated to purchase all of those securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

     In connection with the sale of the common stock offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling stockholders or from purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

     Selling stockholders, underwriters, dealers, agents or purchasers that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act of 1933. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     To facilitate the offering of our common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, and short covering transactions and penalty bids. Over-allotment transactions involve sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters or other persons participating in the offering at any time.

     Underwriters and purchasers who are deemed underwriters will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of our shares to engage in market-making activities with respect to those shares. In addition, the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of our common stock in the market. All of the foregoing may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Indemnification and Contribution

     We and/or the selling stockholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

     We have agreed to indemnify Tekelec against certain liabilities under the Securities Act of 1933 with respect to liabilities arising out of untrue statements or alleged untrue statements (or omissions or alleged omissions) of a material fact in a registration statement under which Tekelec’s shares of our common stock are to be registered, the prospectus contained therein or any amendment or supplement thereto.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, they may be subject to the prospectus delivery requirements of the Securities Act of 1933.

DESCRIPTION OF SECURITIES TO BE REGISTERED

     As of January 31, 2004, our authorized capital stock consists of 40.0 million shares of common stock, par value $0.001 per share, and 5.0 million shares of preferred stock, par value $0.001 per share. As of January 31, 2004, 12,916,462 shares of common stock were issued and outstanding (not including treasury shares) and no shares of preferred stock were issued and outstanding.

     The following summary is a description of the material terms of our capital stock and does not purport to be complete. You should read our articles of incorporation and bylaws, which we have previously filed with the SEC. For information regarding how you can receive copies of these documents, please see “Where You Can Find More Information.”

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities, subject to preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

     Our charter authorizes our board of directors to issue up to 5,000,000 shares of preferred stock in one or more series. Our charter also authorizes our board of directors to determine, by resolution, the voting powers, and designations, preferences and other rights, if any, and the qualifications, limitations or restrictions thereof, including the number of shares in each series (which our board of directors may increase or decrease as permitted by Nevada law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both. Although our board of directors has no present plans to do so, it could issue one or more series of preferred stock, without stockholder approval, that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Nevada Anti-Takeover Statutes

     We are subject to the provisions of Sections 78.411 through 78.444 of the General Corporation Law of Nevada. In general, this statute prohibits a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An “interested stockholder” is a person who, directly or indirectly, owns (or within the prior three years did own) 10% or more of the corporation’s voting stock.

     Nevada has also adopted a “control shares” statute that limits the acquisition of a “controlling interest” in the corporation, as defined in the statute. This statute is designed to prevent an “acquiring person” from gaining voting control of the corporation without the approval of the corporation’s stockholders. It provides that an acquiring person obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders. Nevada’s control shares statute applies to any issuing corporation that has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. We did not meet this requirement prior to this offering.

Registration Rights

     On August 30, 2002, in connection with our purchase of Tekelec’s Network Diagnostics Business, we entered into a Registration Rights Agreement with Tekelec. Under the Registration Rights Agreement, we granted to Tekelec the right to register under the Securities Act of 1933 the shares of common stock issuable to Tekelec upon conversion of convertible promissory notes issued August 30, 2002 by one of our subsidiaries with an aggregate principal amount of $17,300,000. In particular, under the Registration Rights Agreement, Tekelec has the right to demand the registration of the shares issuable on conversion of its notes at any time after June 30, 2003; Tekelec also has the right to include the shares issuable on conversion of its notes at any time after January 15, 2004 in any registration statement we prepare, other than a shelf registration statement.

     In the event that Tekelec exercises its rights under the Registration Rights Agreement, we have agreed to pay certain of Tekelec’s expenses. We have also agreed to indemnify Tekelec against various liabilities associated with such registration.

     Although we believe that the Registration Rights Agreement may not entitle Tekelec to exercise certain piggyback registration rights with respect to this offering, because it is filed as a shelf registration statement, we have agreed to include Tekelec as a selling stockholder on terms and conditions that are substantially similar to those under the Registration Rights Agreement. We have agreed to pay all expenses of the registration for Tekelec (other than underwriting commissions or discounts) and to indemnify Tekelec against various liabilities associated with this offering.

     For purposes of the shares of common stock offered with this prospectus, we expect to enter into an agreement with Dr. and Ms. Karp and Tekelec that will include the following principal terms:

•	we will adhere in general to the terms of the Registration Rights Agreement that we previously entered into with Tekelec as it relates to a “piggyback” registration of the shares of common stock to be issued upon conversion of the convertible promissory notes held by Tekelec;

•	Tekelec will agree not to exercise its right to require the company to register the common stock issuable upon conversion of its notes for a specified period of time; and

•	All registration expenses resulting from the resale of the common stock by the selling stockholders (not including any underwriting discounts or commissions) will be paid by us.

LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us and for the selling stockholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Henry P. Massey, Jr. has served as one of our directors since May 2001 and as our Secretary from October 2002 through January 2003. Mr. Massey is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our principal corporate counsel. Mr. Massey is the beneficial owner of 19,624 shares of our common stock, including 15,624 shares issuable upon exercise of options exercisable within 60 days after January 31, 2004.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Network Diagnostics Division of Tekelec (A Wholly Owned Operation of Tekelec) incorporated in this prospectus by reference to Catapult Communications Corporation's Current Report on Form 8-K/A filed on November 19, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

•	GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC’s public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

•	STOCK MARKET. Our common stock is traded on the Nasdaq National Market. Material that we file with Nasdaq can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

•	INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

•	REGISTRATION STATEMENT. We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INFORMATION INCORPORATED BY REFERENCE

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

•	The description of our common stock, which is contained in our registration statement on Form 8-A filed on July 28, 1998 and any amendments or reports filed for the purpose of updating that description.

•	The following financial statements of the Tekelec Network Diagnostics Division, which are contained in our Current Report on Form 8-K/A filed and November 19, 2002:

	(1)	Combined Statement of Operations for the year ended December 31, 2001, and the six months ended June 30, 2002 and 2001 (unaudited); and

	(2)	Combined Statement of Cash Flows for the year ended December 31, 2001, and the six months ended June 30, 2002 and 2001 (unaudited); together with

	(3)	Notes to the Combined Financial Statements.

     You may request free copies of these filings by writing or telephoning us at the following address:

Catapult Communications Corporation
160 South Whisman Road
Mountain View, California 94041
Attention: Investor Relations
(650) 960-1025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount To Be
Paid by
Registrant

SEC registration fee	$10,836.00
Printing and engraving expenses	70,000.00
Legal fees and expenses	225,000.00
Accounting fees and expenses	150,000.00
Miscellaneous expenses	44,164.00

Total	$500,000.00

Item 15. Indemnification of Directors and Officers

     Section 78.751 of the Nevada General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law. We have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the Nevada General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms. Article VI of our articles of incorporation (filed as an exhibit to our annual report of Form 10-K for the fiscal year ended September 30, 2003, which is incorporated by reference herein) provides for indemnification of our directors and officers to the maximum extent permitted by the Nevada General Corporation Law. Article 26 of our bylaws (filed as an exhibit to our annual report of Form 10-K for the fiscal year ended September 30, 2003, which is incorporated by reference herein) provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Nevada General Corporation Law.

Item 16. Exhibits and Financial Schedules

(a)	Exhibits:

Exhibit
Number	Description of Document

1.1(1)	Underwriting Agreement.

4.1(2)	Specimen Common Stock Certificate.

4.2(3)	Registration Rights Agreement dated July 15, 2002 between the company and Tekelec, a California corporation.

4.3(4)	Letter agreement among the company, Tekelec, Dr. Karp and Ms. Karp regarding registration rights relating to this offering.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the legality of the securities being registered.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.3	Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1	Power of Attorney (which is included on page II-4 herein).

(1)	If a particular offering of our common stock will be underwritten, we will file an executed underwriting agreement by a Current Report on Form 8-K after the issuance of the securities to which such agreement relates.

(2)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 1998 (File No. 333-56627).

(3)	Incorporated by reference to Exhibit 10.12 to Registrant’s Form 10-K for the period ended September 30, 2003.

(4)	This agreement will, if applicable, be filed by amendment or by a Current Report on Form 8-K.

(b)	Financial Statement Schedules

     None.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on February 6, 2004.

Catapult Communications Corporation

By:	/s/ Richard A. Karp

Richard A. Karp
Chairman and Chief Executive
Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Richard A. Karp and Christopher A. Stephenson, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard A. Karp Richard A. Karp	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 6, 2004

/s/ Christopher A. Stephenson Christopher A. Stephenson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2004

/s/ Peter Cross Peter Cross	Director	February 6, 2004

Nancy H. Karp	Director	February __, 2004

/s/ Henry P. Massey, Jr. Henry P. Massey, Jr.	Director	February 6, 2004

/s/ John M. Scandalios John M. Scandalios	Director	February 6, 2004

/s/ Charles L. Waggoner Charles L. Waggoner	Director	February 6, 2004

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1(1)	Underwriting Agreement.

4.1(2)	Specimen Common Stock Certificate.

4.2(3)	Registration Rights Agreement dated July 15, 2002 between the company and Tekelec, a California corporation.

4.3(4)	Letter agreement among the company, Tekelec, Dr. Karp and Ms. Karp regarding registration rights relating to this offering.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the legality of the securities being registered.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation(included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.3	Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1	Power of Attorney (which is included on page II-4 herein).

(1)	If a particular offering of our common stock will be underwritten, we will file an executed underwriting agreement by a Current Report on Form 8-K after the issuance of the securities to which such agreement relates.

(2)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 1998 (File No. 333-56627).

(3)	Incorporated by reference to Exhibit 10.12 to Registrant’s Form 10-K for the period ended September 30, 2003.

(4)	This agreement will, if applicable, be filed by amendment or by a Current Report on Form 8-K.